Exhibit 99.1

LETTER AGREEMENT

This Letter Agreement is made this 7th day of December, 2018 by and between Recall Studios, Inc. (the “Company”) and Laura Anthony (“Advisor”) in connection with Advisor’s provision of legal services to the Company. The purpose of this Agreement is to set forth the terms of equity compensation that Advisor has agreed to receive in lieu of cash for certain legal advisory services.

1. Equity Compensation for Services. In consideration of Advisor’s provision of certain legal services to the Company, pursuant to the terms of an engagement letter for such services to the Company, the Company has agreed to issue Advisor 500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Company hereby agrees to issue such shares of Common Stock to Advisor immediately upon delivery of this executed Letter Agreement.

2. Representations and Warranties of the Company. The Company represents and warrants the following:

a. The Company understands and acknowledges that Advisor has advised the Company of the following with respect to Advisor’s receipt of Common Stock in connection with the provision of legal services: (i) that following Advisor’s receipt of the Common Stock, matters could arise that would create a conflict between Advisor’s exercise of independent professional judgment and Advisor’s desire to protect the value of Advisor’s interest in the Common Stock; (ii) that it would be impracticable, or impossible, for Advisor to identify a complete enumeration of potential conflicts that Advisor’s interest as an equity holder in the Company has the potential to manifest, yet by way of example, Advisor will have to be attentive, in connection with Advisor’s interest in realizing its interest in the Common Stock, to assuring that Advisor continually renders independent professional advice, including in connection with prospective financing transactions making necessary disclosures of risk factors and other material factors involved in solicitation of investors’ investments in the Company’s debt or equity securities such that investors would be able to make informed investment decisions; (iii) that another possible conflict could involve the risk that Advisor will structure a transaction or give legal advice in a way that favors Advisor’s interests at the expense of the Company’s; (iv) that the Company might wish to terminate Advisor’s services, with or without cause, and in such a case, Advisor would still be a shareholder in the Company; (v) that these potential conflicts of interest do not constitute a complete list and that the Company is aware additional conflicts may arise as a result of Advisor holding the Common Stock, and that by executing this Letter Agreement, the Company hereby waives any such possible conflict of interest; (vi) that Advisor recommends that the Company seek the advice of independent counsel of its choosing to assess the fairness and reasonableness of the compensation to be delivered to Advisor as set forth herein; (vii) that in connection with such recommendation that the Company seek independent advice, the Company represents that it has had a reasonable opportunity to obtain such advice prior to agreeing to the terms of Advisor’s representation upon the terms set forth herein; (viii) that execution of this Letter Agreement constitutes the Company’s written acknowledgment that Advisor has advised it of potential conflicts of interests, as referred to above, that Advisor has advised the Company to seek the advice of independent counsel as to the fairness and reasonableness of the compensation set forth herein, and that the Company has been provided a reasonable opportunity to do so; and (ix) that execution of this Letter Agreement constitutes its consent in writing as to Advisor’s representation of the Company upon the compensation terms detained in this Letter Agreement.

b. The Company acknowledges that this Letter Agreement does not supersede the general terms of legal representation between Advisor and the Company that are contained in prior executed engagement letters or fee arrangements entered into by and between Advisor, or its affiliates, or the Company, and that as such, the terms of any such prior engagement as they relate to the provision of legal services generally still apply to the services Advisor will provide to the Company.

c. The Company is duly formed and validly existing under the laws of Florida, with full power and authority to conduct its business as it is currently being conducted and to own its assets; and has secured any other authorizations, approvals, permits and orders required by law for the conduct by the Company of its business as it is currently being conducted.

d. The Common Stock has been duly authorized and, when issued and delivered in the manner set forth in this Letter Agreement, will be validly issued, fully paid and non-assessable.

3. Representations and Warranties of Advisor. Advisor represents and warrants the following:

a. Advisor has all requisite authority and capacity to accept the Common Stock, enter into this Letter Agreement and to perform all the obligations required to be performed by Advisor.

b. Advisor is a resident of the State of Florida.

c. Advisor understands and accepts that acceptance of the Common Stock involves various risks and represents that she is able to bear any loss associated with acceptance of the Common Stock.

d. Advisor is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment or tax advice or as a recommendation to accept the Common Stock. It is understood that neither the Company nor any of its affiliates is acting or has acted as an advisor to Advisor in deciding to accept the Common Stock.

e. Advisor is familiar with the business and financial condition and operations of the Company and has had access to such information concerning the Company and the Common Stock as it deems necessary to enable it to make an informed investment decision concerning the acceptance of the Common Stock.

f. Advisor has such knowledge, skill and experience in business, financial and investment matters that Advisor is capable of evaluating the merits and risks of an investment in the Common Stock. With the assistance of Advisor’s own professional advisors, to the extent that Advisor has deemed appropriate, Advisor has made her own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Common Stock and the consequences of this Letter Agreement. Advisor has considered the suitability of the Common Stock as an investment in light of her own circumstances and financial condition and is able to bear the risks associated with an investment in the Common Stock.

g. Advisor is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

h. Advisor is acquiring the Common Stock for investment purposes, and not with a view to, or resale in connection with, any distribution of the Common Stock. Advisor understands that the Common Stock has not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof.

i. Advisor understands that the shares of Common Stock issued hereunder are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that Advisor may dispose of the shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Advisor understands that she may have to bear the economic risks of the investment in the Common Stock of an indefinite period of time.

4. Signatures. This Letter Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

5. Governing Law. This Letter Agreement and all matters arising out of or relating to this Letter Agreement are governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed on the day and year first above written.

RECALL STUDIOS, INC.

By:	/s/ John Textor
Name:	John Textor
Title:	Chief Executive Officer

LAURA ANTHONY, Advisor

/s/ Laura Anthony